Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EQT GP Services, LLC 2015 Long-Term Incentive Plan, of the following reports, included in the Registration Statement on Form S-1, as amended (No. 333-202053) and related Prospectus of EQT GP Holdings, LP for the registration of common units representing limited partner interests:

(1)         Our report dated April 1, 2015 relating to the combined financial statements of EQT GP Holdings Predecessor

(2)         Our report dated April 23, 2015 relating to the balance sheet of EQT GP Holdings, LP

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
May 15, 2015